Exhibit 99.1

PRESS RELEASE For Immediate Release
Monolithic Power Systems, Inc. 6409 Guadalupe Mines Road San Jose, CA 95120 USA T: 408-826-0600, F: 408-826-0601 www.monolithicpower.com

Monolithic Power Systems, Inc. Appoints New Board Members

SAN JOSE, Calif. May 25, 2007—Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced the appointment of Mr. Douglas M. McBurnie and Ms. Karen A. Smith (Pilkington) Bogart to its Board of Directors.

“We are pleased to have these seasoned executives join our Board,” said Michael Hsing, chief executive officer of MPS. “Mr. McBurnie’s extensive background in the semiconductor industry and Ms. Bogart’s consumer electronics management experience will add new perspectives and strengthen our Board.”

Mr. McBurnie is a retired semiconductor executive with over 35 years of industry experience. Since 1998, Mr. McBurnie has served as a consultant to and director for several public and private technology companies. From 1997 to 1998, he was Senior Vice President, Computer, Consumer & Network Products Group of VLSI Technology. From 1994 to 1997, Mr. McBurnie served as Vice President and General Manager of several divisions at National Semiconductor. He currently serves on the Board of Directors of Leadis Technology. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

Ms. Bogart currently serves as President of TESS Skincare Inc. and President of Pacific Tributes Inc.. From 2003 to 2006, Ms. Bogart was Chairman and President, Greater Asia Region and Senior Vice President of Eastman Kodak Company and from 2001 to 2003, she was President of Kodak Professional Imaging. Prior to this, Ms. Bogart held other executive positions at Eastman Kodak. Ms. Bogart holds a BA in Political Science from the State University of New York at Geneseo; a Masters in Industrial and Labor Relations from Cornell University; and a Masters of Business Administration from the University of Rochester.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com